EXHIBIT INDEX


Exhibit A:  Attachment to item 77C:
            Matters submitted to a vote of security holders
            AND
            Attachment to item 77D:
            Policies with respect to security investments
            (PROPOSAL 4)
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Exhibit A:


REPORT OF THE FUND'S ANNUAL MEETING

	The fund held it's annual meeting on May 21, 1999. At the meeting, the shareholders voted to elect seven directors for a one year term: Gary A. Bentz, Ralph W. Bradshaw, William Clark, Phillip Goldstein, Gerald Hellerman, Thomas Lenagh and Ronald G. Olin. The Fund sought shareholder approval to amend the Fund's Articles of Incorporation to change the name of the fund to "Clemente Strategic Value Fund, Inc.". The shareholders voted on the ratification of the selection of PricewaterhouseCoopers, LLP as the Fund's independent accountants for the year ending December 31, 1999. The shareholders also voted on a proposal to eliminate the fundamental investment policy prohibiting the Fund from investing in other investment companies and a proposal recommending that the Board take the necessary steps to open-end the Fund.

The results of the voting were as follows:
                                                     ABSTENTIONS
                                                      AND BROKER
                      FOR       WITHHELD    AGAINST    NON-VOTES

PROPOSAL 1
Election of Directors

Gary A. Bentz      4,137,436    205,713
Ralph W. Bradshaw  3,931,336    411,813
William Clark      4,137,436    205,713
Phillip Goldstein  4,136,854    206,295
Gerald Hellerman   4,135,854    207,295
Thomas Lenagh      3,930,136    413,013
Ronald G. Olin     3,931,207    411,942

PROPOSAL 2
Amend Fund's Articles of  Incorporation to change the name
Of the Fund to Clemente Strategic Value Fund, Inc.

                   3,987,912                 144,011      100,864

PROPOSAL 3
Selection of PricewaterhouseCoopers LLP as the Fund's independent
Accountants for the year ending December 31, 1999.

                   4,141,051                  35,913      166,186

PROPOSAL 4
Proposal to eliminate the fundamental investment policy of the Fund prohibiting investments in other investment companies.

                   2,892,234                 184,884      100,707

PROPOSAL 5
Shareholder proposal to open-end the Fund

                     934,264               2,289,252       69,930

The Chairman declared that all seven directors had been elected, that Proposals 2 through 4 had passed and that Proposal 5 had failed.